            Exhibit 10.2
Term Sheet for Taco de Haan

The parties shall work together in good faith to promptly complete and execute: (i) a full employment agreement which shall supercede any and all other employment agreements; and (ii) other necessary ancillary documents/agreements. Such documents are intended to be consistent with the Term Sheet and intended to include other customary terms that are consistent with applicable policies and practices.

Parties	Taco de Haan (“Executive”) Fluor BV ("Company”) Taurus avenue 155 in (2132 LS) Hoofddorp, Netherlands
Effective Date	January 11, 2021
Employment Period
Indefinite employment (no change). Existing years of service based on initial hire start date of employment (1 Nov. 1995) will be retained.

Executive’s transfer to Stork will be addressed via a separate tripartite “Employment Transfer Agreement” at a later date as mutually agreed.

Position/Title	Will have a change in title to “EVP, Office of the CEO”; Executive will no longer be a Section 16b Officer when Stork moves to discontinued operations.
Labor Grade Level	No change (remain LG 35)
Duties/Reporting relationships	Duties: No change Reporting relationships: No change
Annual base salary
Remains the same and is subject to annual review by Fluor Corp.’s Board of Directors.

The Company will continue to apply a quarterly exchange rate correction at its expense from US$ salary to Euro based on Aug. 4, 2017 exchange rate while Executive is employed by the Company.

Executive’s compensation and other terms of employment upon transfer to Stork to be addressed in a Stork Employment & Employee Transfer Agreement (not the Fluor employment agreement).

Annual bonus	No change. The bonus shall in no event be included in the calculation of any (employment) benefits, any other calculations or severance payment.
Long Term Incentives (“LTI”)
No change of target from 2020 level. Notwithstanding the foregoing, any such LTI awards to be addressed via separate documents (not employment agreement) as per current practice. The LTI, regardless of when it is issued, shall in no event be included in the calculation of any (employment) benefits, any other calculations or severance payment.

Employee benefits and Fringe benefits	No change
Expenses	No change
Retention Bonus
Treatment of outstanding retention agreement in the form of special Restricted Stock Units award will be addressed in a separate document (outside the Employment Agreement) to permit for full vesting following a successful Stork Change in Control (“SCIC”) that takes place before the set retention date (11 Nov. 2022). This retention bonus shall in no event be included in the calculation of any (employment) benefits, any other calculations or severance payment.

Transaction Bonus
Executive will be eligible for a transaction bonus based on 50% of gross base annual salary (including holiday pay), subject to applicable withholdings, if there is a Stork divestiture within a specific time-frame that will be set forth in a separate Transaction Bonus Agreement. The “trigger” for the SCIC benefits will be the sale of 100% of Stork’s shares or assets. Notwithstanding the foregoing, Executive will have an opportunity to earn a pro- rated Transaction Bonus if less than 100% but more than 75% of Stork’s stock or assets are successfully divested. The Transaction Bonus and corresponding conditions for payment of any such transaction bonus will be set forth in detail in a separate Transaction Bonus Agreement (not in the employment agreement). This Transaction Bonus shall in no event be included in the calculation of any (employment) benefits, any other calculations or severance payment.

Treatment of LTI awards after SCIC
Notwithstanding the retirement age requirements, treatment of outstanding LTI following a successful SCIC will be addressed in a separate LTI document at the time of sale to permit for continued vesting in accordance with normal Fluor policy.

Any new LTI awards granted in 2021 (and subsequently) will permit continued vesting, in accordance with normal Fluor policy, following a successful SCIC. This will be addressed in a separate LTI document.

Indemnification	Indemnification Agreement with Fluor Corp. dated June 5, 2017 agreement remains in place.
Directors’ & Officers’ Insurance	No change
Termination Notice under Fluor employment
The employment contract may be terminated by Executive in compliance with the current statutory notice period and the Company may terminate the employment contract subject to 12 months’ notice; notice to be issued in writing. The employment contract will automatically end in any event without notice being required on the day on which the Executive reaches state pension age. Executive’s transfer to Stork shall not trigger the termination notice requirements for either party.

Termination Notice under Stork employment
The employment contract may be terminated by Executive in compliance with the current statutory notice period. If Executive is terminated by Stork, Stork will provide Executive with a notice period of 12 months. This will be addressed in a separate Stork employment agreement. The employment contract will automatically end in any event without notice being required on the day on which the Executive reaches state pension age. The successful completion of a SCIC (without a corresponding termination of Executive’s employment) shall not trigger any right to termination notice.

Severance
Executive shall receive one (1) year gross base salary (including holiday pay) as a severance payment, subject to applicable withholdings, upon Executive’s involuntary termination of employment by the company (except if Executive is terminated upon reaching state pension age). This severance payment is intended to include all severance that becomes due under Dutch law and company policy. Executive will therefore not be entitled to additional severance under Dutch law or company policy. The calculation of the severance payment shall not include any annual bonus, retention bonus, transaction bonus, or any LTI. Executive’s transfer to Stork shall not trigger the right to severance pay. The successful completion of a SCIC (without a corresponding written notice of termination of Executive’s employment) shall not trigger any right to severance.

Termination for “cause”
Executive shall not receive any severance benefits or retention/transaction bonus if Executive is terminated for cause, within the meaning of article 7:677, 7:678, or if Executive is terminated for culpable behavior within the meaning of article 7:669 of the Dutch Civil Code, or for violating the employment agreement, or for conduct that is a violation of the policies of the Company or the Code of Business Conduct and Ethics. Executive shall be entitled only to a cash payment equal to the sum of (a) Executive's unpaid base salary through the date of termination and (b) accrued and unused vacation pay.

Outstanding LTI will be governed by the underlying awards and agreements.

Restrictive Covenants	Executive will comply with applicable restrictive covenants while Executive remains employed by a Fluor subsidiary.
Return of Company Property
Executive shall be required to return all property belonging to the Company or its affiliates (including, but not limited to, any Company- provided laptops, computers, cell phones, and similar address books, wireless electronic mail devices or other equipment, or documents and property belonging to the Company or any of its affiliates) upon termination of employment.

Regulatory Investigation; Cooperation
Executive must agree to cooperate with the Company in connection with any claims, complaints, charges, actions, lawsuits or similar proceedings which may be brought against the Company or its affiliates. The Company will expect cooperation both during and after the employment relationship ends.

Non-Disclosure / Confidentiality
Executive must agree not to directly or indirectly, transmit or disclose to any person or entity any Confidential Information (as defined by the Company in the employment agreement) or use any Confidential Information for Executive’s own benefit or the benefit of any other company. Confidentiality and non-disclosure covenants will be subject to standard exceptions (e.g., disclosure required by law, to tax/legal advisors and immediate family and permitted whistleblower matters).

Definitive Documentation
The parties shall work together in good faith to promptly complete and execute: (i) a full employment agreement which shall supercede any and all other employment agreements; and (ii) other necessary ancillary documents/agreements. Such documents are intended to be consistent with the Term Sheet and intended to include other customary terms that are consistent with applicable policies and practices.

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